For Immediate Release

Corel Announces Details of Cost-Restructuring Plan

Engineering operations in Dublin to be consolidated to corporate headquarters in Canada

Ottawa, Canada - September 6, 2000 - Corel Corporation (NASDAQ: CORL, TSE: COR) today announced that it has identified the components of the previously-targeted US $40 million in expenditure cuts, designed to realign the company's costs with its expected achievable revenues. As part of this plan, the company is announcing its proposed consolidation of its engineering operations, based in Dublin, Ireland, to its corporate headquarters in Ottawa, Canada.

Under the overall cost-restructuring plan, Corel expects to reduce expenditures by approximately US $40 million on an annualized basis. The cost reductions are being implemented across all departments, including $18 million in salaries, benefits and third-party contract expenditures, $12 million in advertising, marketing and market development costs, $5 million in cost of sales and product-related expenses and $5 million in other general and administrative costs, including facilities, travel, corporate sponsorships and depreciation on capital expenditures.

"We have reached an important milestone in an ongoing process Corel needs to follow to closely scrutinize its expenditures and align those with its expected achievable results," said John Blaine, chief financial officer of Corel Corporation. "With this sharpened focus and discipline, we are taking the necessary steps to put the company on a more solid financial footing."

The proposed consolidation of Corel's Dublin-based engineering teams is a strategic step, designed to improve the fiscal outlook of the company's operations worldwide. A total of 139 positions at Corel's Dublin facility will be affected as a result of the move. There will be opportunities for some of the affected employees to relocate to Canada and work at the corporate headquarters.

"We appreciate the invaluable contributions our Dublin-based employees have made to Corel over the years and we intend to assist them, as much as possible, in finding alternative employment in Dublin's booming high-tech sector or at Corel's Ottawa headquarters," said Derek J. Burney, interim president and CEO of Corel Corporation. "The decision to consolidate our engineering operations in Canada was by no means an easy one, but it's a necessary step to streamline our costs and development efforts and part of a broader strategy to support the company's long-term growth. With our cost-restructuring plan well in hand, we have addressed one of the key areas which will enable us to move the company forward and we'll have announcements on our progress with the other key areas by the end of the month."

"We continue to be deeply committed to serving our customers across the globe, many of whom can expect to benefit from the consolidation as we are able to integrate our localization efforts into the development cycle earlier," added Mr. Burney. "Our ultimate goal is to deliver products and services that excite and inspire our customers, allowing them maximum flexibility, creativity and choice."

A core team comprised of professional services, manufacturing and distribution will remain at the Dublin facility to support Corel's international customers. Manufacturing for international distribution will continue to be outsourced in Ireland.

Members of Corel's executive leadership team will hold a teleconference, including a question-and-answer session, today at 10:30 a..m. EST for press and financial/industry analysts.

Those wishing to participate can dial 1-800-736-2740 (North America) or +847 619 6445 (international) approximately ten minutes before the start of the teleconference. An instant replay number will be provided for 24 hours commencing one hour after it ends. The instant replay number is 416-695-5800 and the pass code access number is 555845. A replay of the teleconference will also be available at the Corel Investor Relations Web site (www.corel.com/investor) the evening of September 6, 2000.

Corel Corporation

Corel Corporation is an internationally recognized developer of award-winning business productivity, graphics and operating system solutions on the Windows®, Linux®, UNIX®, Macintosh® and Java&trade platforms. Corel also develops market-leading, Web-based solutions including applications, contents, e-commerce and online services. For access to these services and more information go to www.corel.com or www.corelcity.com. Corel is headquartered in Ottawa, Canada. Corel's common stock trades on the NASDAQ Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission.

Corel and the Go further logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. Linux is a registered trademark of Linus Torvalds. All other products, fonts, company names and logos are trademarks or registered trademarks of their respective owners.

Corel Press Contacts:

Anne Vis (Canada)

(613) 728-0826 ext. 5182

annev@corel.com

Louise Hanlon (US)

(613) 728-0826 ext. 5288

louiseh@corel.com

Rossana La Riviere (International)

(613) 728-0826 ext. 5237

rossanal@corel.com

Aileen Eglington (Ireland)

AE Consulting

+353 1 2809451

+353 87 2505007 (cell)

aileen.eglington@aeconsult.ie

Edwina Spaight (Ireland)

AE Consulting

+353 1 2809 451

+353 87 6295 323 (cell)

edwina.spaight@aeconsult.ie